Exhibit 5.1

November 8, 2022

InVivo Therapeutics Holdings Corp.

One Kendall Square, Building 1400 East, Floor 4

Cambridge, MA 02139

Re:        Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form S-1 (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) on the date first referenced above, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale by Armistice Capital Master Fund Ltd. (the “Selling Stockholder”) of up to an aggregate of (i) 1,190,476 shares (the “Warrant Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), which are issuable upon the exercise of certain outstanding warrants (the “Warrants”), (ii) 1,714,286 shares (the “Option Shares”) of Common Stock, which are issuable upon the exercise of certain outstanding preferred investment options (the “Options”), and (iii) 111,429 shares (the “Placement Agent Shares”) of Common Stock, which are issuable upon the exercise of certain outstanding placement agent preferred investment options (the “Placement Agent Options”). The Warrant Shares, the Option Shares and the Placement Agent Shares are collectively referred to herein as the “Securities.”

In connection therewith, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Prospectus included in the Registration Statement (the “Base Prospectus”), as supplemented from time to time to the date hereof (each a “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(c)	the Articles of Incorporation of the Corporation filed with the Nevada Secretary of State on April 2, 2003, as amended and certified by the appropriate officer of the Corporation as of the date hereof (the “Articles”);

(d)	the Amended and Restated Bylaws of the Corporation, dated as of March 29, 2016, and certified by the appropriate officer of the Corporation as of the date hereof (the “Bylaws”);

(e)	the Resolutions of the Board of Directors of the Corporation dated as of October 6, 2022, certified by the appropriate officer of the Corporation as of the date hereof; and

(f)	the Officer’s Certificate executed by the appropriate officer of the Corporation.

InVivo Therapeutics Holdings Corp.

November 8, 2022

We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Corporation and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Corporation. In making our examination of documents executed by parties other than the Corporation, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

The opinions expressed below are based on the assumption that the Registration Statement has been filed by the Corporation with the Commission and will be effective at the time that any of the Securities are issued, and that persons acquiring the Securities will receive a prospectus containing all of the information required by Part I of the Registration Statement before acquiring such Securities. We further assume that the Securities will continue to be duly and validly authorized on the dates that the Securities are issued, and, upon the issuance of any of the Securities, the total number of shares of common stock of the Corporation issued and outstanding, and the total number of shares of preferred stock of the Corporation issued and outstanding, after giving effect to such issuance of such Securities, including the purchase of any shares of common stock or preferred stock pursuant to any warrants, and the exchange, exercise or conversion of any preferred stock into common stock, will not exceed either the total number of shares of common stock or the total number of shares of preferred stock that the Corporation is then authorized to issue under its Articles, as amended as of the date of such issuance.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.              The Warrant Shares have been duly authorized and, when, as and if, the Corporation has received consideration for the Warrant Shares provided for in the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable;

2.              The Option Shares have been duly authorized and, when, as and if, the Corporation has received consideration for the Option Shares provided for in the Options, the Option Shares will be validly issued, fully paid and nonassessable; and

3.              The Placement Agent Shares have been duly authorized and, when, as and if, the Corporation has received consideration for the Placement Agent Shares provided for in the Placement Agent Options, the Placement Agent Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the present laws of the State of Nevada. We express no opinion as to the laws of any other jurisdiction, of the United States of America, or to any state “Blue Sky” laws and regulations, and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

InVivo Therapeutics Holdings Corp.

November 8, 2022

Our opinion is subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, marshalling or similar laws affecting creditors’ rights and remedies generally; general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and limitations on enforceability of rights to indemnification or contribution by federal or state securities laws or regulations or by public policy.

We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in fact or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP